Exhibit 10.3

August 17, 2022

Financial Strategies Acquisitions Corp.

2626 Cole Avenue, Suite 300

Dallas, TX 75204

Re:	Securities Purchase Agreement

Dear Mr. Gaylor:

This letter (this “Letter Agreement”) is being delivered to you in connection with the Securities Purchase Agreement, dated as of August 17, 2022 (the “Securities Purchase Agreement”), entered into by and between Gregory A. Gaylor, not in his individual capacity but solely as trustee of the William C Gaylor and Dorothy J Gaylor Rev. Trust (the “Trust”), and Financial Strategies Acquisition Corp., a Delaware corporation (the “Company”), pursuant to which the Company issued to you, as trustee of the Trust, (i) a promissory note in the principal amount of $200,000, (ii) 20,000 shares (the “SPA Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), and (iii) warrants (“SPA Warrants”) to purchase 2,000 shares of Common Stock at a price of $11.50 per share, subject to adjustment (such shares, the “SPA Warrant Shares”). Certain capitalized terms used herein are defined in paragraph 8 hereof.

In order to induce the Company to enter into the Securities Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you hereby agree with the Company as follows:

1. You agree that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, you shall (i) vote any shares of Common Stock owned or controlled directly or indirectly by you in favor of any proposed Business Combination and (ii) not redeem any shares of Common Stock owned by you in connection with such stockholder approval.

2.  (a) You agree that in the event that the Company fails to consummate a Business Combination within the timeframe set forth in the Company’s amended and restated certificate of incorporation, as it may be amended from time to time (the “Charter”), which timeframe may be extended by up to two times, in the discretion of the Company’s co-sponsors, you shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”) at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. You agree not to propose any amendment to the Charter, to modify (i) the substance or timing of the ability of holders of Offering Shares to seek redemption in connection with a Business Combination or amendments to the Charter prior thereto or (ii) (A) the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within such time set forth in the Charter or (B) any other provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides its Public Stockholders with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Offering Shares.

(b) You waive any right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the SPA Shares held by you. Notwithstanding the above, you shall be entitled to liquidating distributions from the Trust Account with respect to any Offering Shares you have acquired or may acquire in or after the Public Offering if the Company fails to consummate a Business Combination within the time period set forth in the Charter.

(c) You hereby waive, with respect to any shares of Common Stock held by you, if any, whether acquired now or hereafter, any redemption rights you may have in connection with the consummation of a Business Combination or amendments to the Charter prior thereto, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or a stockholder vote to approve an amendment to the Charter to modify (i) (A) the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within the time period set forth in the Charter or (B) any other provisions relating to stockholders’ rights or pre-initial Business Combination activity or (ii) in the context of a tender offer made by the Company to purchase shares of Common Stock. You hereby waive your redemption rights with respect to any SPA Shares held by you if the Company fails to consummate a Business Combination within the time period set forth in in the Charter. Notwithstanding the above, you shall be entitled to redemption rights with respect to any Offering Shares you have acquired or may acquire in or after the Public Offering if the Company fails to consummate a Business Combination within the time period set forth in the Charter.

3. You hereby agree and acknowledge that: (i) the Company would be irreparably injured in the event of a breach by you of your obligations under paragraphs 1, 2 and 4(a), as applicable, of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

4. (a) You agree that you shall not Transfer any SPA Shares, SPA Warrants or SPA Warrant Shares until 30 days after the completion of a Business Combination (the “Lock-up Period”). This Letter Agreement shall not restrict your ability to purchase and sell securities issued in the Public Offering.

(b) Notwithstanding the provisions set forth in paragraph 4(a), Transfers of the SPA Shares, SPA Warrants and SPA Warrant Shares that are held by you or any of your permitted transferees (that have complied with this paragraph 4(b)) are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, or any affiliates of the Initial Stockholders or the Representative, or to any members of the Initial Stockholders; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon the death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial Business Combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; or (g) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to our completion of the initial Business Combination; provided, however, that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.

5. You represent and warrant that you have never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Your biographical information furnished to the Company (including any such information included in any forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Company with the Securities and Exchange Commission (collectively, “SEC Filings”)) is true and accurate in all respects and does not omit any material information with respect to your background. Your questionnaire furnished to the Company is true and accurate in all respects. You represent and warrant that: you are not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; you have never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and you are not currently a defendant in any such criminal proceeding.

6.  Except as disclosed in the SEC Filings, you shall not receive any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with, any services rendered in order to effectuate, the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).

7.  You have full right and power, without violating any agreement to which you are bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and to serve as a director on the board of directors of the Company and hereby consent to being named in the Company’s SEC Filings as a director of the Company.

8. As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Capital Stock” shall mean, collectively, the Common Stock and the Founder Shares; (iii) “Founder Shares” shall mean (a) the 2,501,250 shares of the Company’s Class B common stock, par value $0.0001 per share, initially purchased by FSC Sponsor LLC and Celtic Asset & Equity Partners, Ltd. for an aggregate purchase price of $25,000, or $0.010 per share, prior to the consummation of the Public Offering and subsequently assigned amongst the Initial Stockholders; (iv) “Initial Stockholders” shall mean the Co-Sponsors, Celtic Asset & Equity Partners, Ltd., Frio Investments L.L.C., Caliente Management L.L.C., Sea Otter Securities Group LLC, certain accounts managed by Eagle Point Credit Management LLC, Greentree Financial Group Inc., Sixth Borough Capital Fund LP, James Hopkins, R. Douglas Armstrong, and Robert D. Keyser, Jr.; (v) “Public Offering” shall mean the underwritten initial public offering of 10,005,000 of the Company’s Units, consummated on December 14, 2021; (vi) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (vii) “Representative” shall mean I-Bankers Securities, Inc., as representative of the Underwriters; (viii) “Right” shall mean a right entitling the holder to receive one-tenth of one share of Common Stock upon the consummation of an initial Business Combination; (ix) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering have been deposited; (x) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); (xi) “Underwriters” shall mean the several underwriters of the Public Offering; (xii) “Units” shall mean the Company’s units, each comprised of one share of Common Stock, one redeemable Warrant and one Right; and (xiii) “Warrant” shall mean a warrant entitling the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment.

9.  The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and you shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

10. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by both parties hereto.

11. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on you and your successors, heirs and assigns and permitted transferees.

12. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

13. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

14. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

15. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

16. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

17. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Period or (ii) the liquidation of the Company; provided, however, that paragraph 2(b) of this Letter Agreement shall survive such liquidation.

[Signature Page Follows]

Sincerely,

/s/ Gregory A. Gaylor
Gregory A. Gaylor, not in his individual capacity but solely as trustee of the William C Gaylor and Dorothy J Gaylor Rev. Trust

FINANCIAL STRATEGIES ACQUISITION CORP.

By:	/s/ Timo Vainionpää
Name: Timo Vainionpää
Title: Interim Chief Executive Officer

[Signature Page to Letter Agreement]